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                                                                    Exhibit 99.1

                                      NPC
                                      Consultants in Transaction Technology


FOR INFORMATION CONTACT:

                          Jim Cate                         Thomas A. Richlovsky
                          Executive Vice President         Senior Vice President
                          Chief Financial Officer          Investor Relations
                          (502) 326-7050                   (216) 575-2126

                              For Immediate Release

           NATIONAL PROCESSING REPORTS SECOND QUARTER RESULTS; UPDATES
                               EARNINGS ESTIMATE

         LOUISVILLE, KENTUCKY--July 7, 1998--National Processing, Inc. (NYSE:NAP) today announced that net income for the three months ended June 30, 1998, was $1,570,000 or $.03 per share. Included in net income were after-tax charges of $1,558,000 or $.03 per share for the write-off of internally developed customized software and related costs following the cancellation of a significant Corporate Services Division customer processing contract at the end of June. Exclusive of these charges, net income would have been $3,128,000 or $.06 per share, compared to $7,157,000 or $.14 per share for the corresponding period in 1997. For the six months ended June 30, 1998, net income was $6,480,000 or $.13 per share, compared to $7,527,000 or $.15 per share for corresponding period in 1997. Included in first half 1997 net income were after-tax charges of $3,867,000 or $.08 per share, for severance and associated costs related to organizational restructuring actions undertaken in March 1997.

         The decline in 1998 second quarter net income compared to 1997 was due primarily to continued shortfalls in the Corporate Services Division, which, as previously disclosed, has been experiencing severe operating problems in the remittance product area during a lengthy and difficult conversion to a new image-based operating environment. The resolution of these difficulties, as well as the effects of the write-offs related to the contract cancellation noted above, will likely result in full-year earnings falling short of analysts' consensus expectations by as much as $.05 per share. According to First Call, consensus earnings estimates as of July 1, 1998, were $.45 per share for the full year 1998.


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                          One Oxmoor Place
                          101 Bullitt Lane, Suite 450    Telephone 502 326.7000
                          Louisville, KY 40222           Facsimile 502 326.7100


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                                                     -2-

         National Processing is a provider of transaction processing services and customized processing solutions. Deploying technology and applications software, the Company provides products and value-added services which include processing of card and check transactions for merchants, outsourcing of administrative and financial functions, and ticket processing and settlement for providers of travel-related services. National Processing is 88% owned by National City Corporation (NYSE:NCC), a bank and financial services company based in Cleveland, Ohio.

         This press release contains forward-looking statements involving risks and uncertainties which could cause actual results to differ materially. Such risks and uncertainties include the company's ability to retain and attract profitable customer accounts, its ability to timely resolve the aforementioned operating problems, competitive factors generally, and other risks detailed from time to time in its SEC reports.



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                            NATIONAL PROCESSING, INC.
                                FINANCIAL SUMMARY
                    (In thousands, except per share amounts)

                                                                                 Percent
THREE MONTHS ENDED JUNE 30:                   1998              1997             Change
                                              ----              ----             ------

Revenues                                    $ 119,626         $  94,969               26%
Operating expenses                             59,624            45,820               30
Wages and other personnel expenses             32,577            22,989               42
General and administrative expenses:
         Recurring                             17,864            12,534               43
         Restructuring                              -                 -                -
Depreciation and amortization                   6,820             3,968               72
                                            ---------         ---------

OPERATING PROFIT                                2,741             9,658              (72)

Net interest income (expense)                    (319)            1,229             (126)
                                            ---------         ---------
Income before income taxes                      2,422            10,887              (78)
Provision for income taxes                        852             3,730              (77)
                                            ---------         ---------

NET INCOME                                  $   1,570         $   7,157              (78)
                                            =========         =========

NET INCOME PER SHARE -- DILUTED             $    0.03         $    0.14              (79)
                                            =========         =========

Shares used in computation                     50,950            50,575                1


SIX MONTHS ENDED JUNE 30:

Revenues                                    $ 233,634         $ 183,389               27%
Operating expenses                            112,075            88,612               26
Wages and other personnel expenses             64,599            45,939               41
General and administrative expenses:
         Recurring                             32,548            25,769               26
         Restructuring                              -             6,340                -
Depreciation and amortization                  13,071             7,977               64
                                            ---------         ---------

OPERATING PROFIT                               11,341             8,752               30

Net interest income (expense)                    (334)            2,313             (114)
                                            ---------         ---------
Income before income taxes                     11,007            11,065               (1)
Provision for income taxes                      4,527             3,538               28
                                            ---------         ---------

NET INCOME                                  $   6,480         $   7,527              (14)
                                            =========         =========

NET INCOME PER SHARE -- DILUTED             $    0.13         $    0.15              (13)
                                            =========         =========

Shares used in computation                     50,900            50,575                1